UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/25/2008

MAINSTREET BANKSHARES INC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-86993

VA	54-1956616
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

730 East Church Street, Suite 30, Martinsville, VA 24112
(Address of principal executive offices, including zip code)

276-632-8054
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition

MainStreet BankShares, Inc. ("MainStreet") released its fourth quarter earnings and year-to-date earnings in a press release on January 25, 2008. During the fourth quarter of 2007, MainStreet experienced net income of $760,005 or $.43 per basic share compared to net income of $649,330 or $.37 per basic share for the same period in 2006. MainStreet's year-to-date net income for 2007 was $2.5 million, or $1.42 per basic share, compared to $2.9 million, or $1.64 per basic share, year-to-date 2006.

MainStreet had total assets of $205.8 million at December 31, 2007, an increase of $10.5 million, or 5.4% over total assets at December 31, 2006. The annualized return on average assets ("ROA") and return on average equity ("ROE") was 1.26% and 12.28%, respectively, as of December 31, 2007.

On January 30, 2008, MainStreet issued a press release stating that Franklin Community Bank, N.A. ("Franklin Bank"), a subsidiary of MainStreet, had been recognized as the top performer in a research study conducted by Bill Bradway, Managing Director of Bradway Research. The purpose of his study was to analyze the 149 De Novo banks and thrifts formed in 2002 and 2003 to discover the business strategies and key operating metrics utilized by these most successful De Novos. Based on his research and findings, Franklin Bank was ranked as the number one performing bank in the United States in the Class of 2002.

Item 9.01.    Financial Statements and Exhibits

d) Exhibits

See index to exhibits.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAINSTREET BANKSHARES INC

Date: January 30, 2008	By:	/s/ LARRY A. HEATON
LARRY A. HEATON
PRESIDENT AND CHIEF EXECUTIVE OFFICER

MAINSTREET BANKSHARES INC

Date: January 30, 2008	By:	/s/ BRENDA H. SMITH
BRENDA H. SMITH
EXECUTIVE VICE PRESIDENT/CHIEF FINANCIAL OFFICER/CORPORATE SECRETARY

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release on fourth quarter and year-to-date earnings
EX-99.2	Press release on recognition of Franklin Community Bank, N.A. as top performer